Exhibit 99.1

[LOGO EURONET]	News Release
Corporate Headquarters 4601 College Boulevard, Suite 300 Leawood, Kansas, 66211 USA 1-913-327-4200	For Immediate Release Date: March 21, 2003

European Headquarters Alkotas utca 48-50, Alkotas Point Budapest, Hungary 1123 36-1-224-4600	Media Contact: Investor Relations:	Misti Keys IR Dept	1-913-327-4257 1-913-327-4200	mkeys@euronetworldwide.com investor@euronetworldwide.com

Euronet Worldwide, Inc. Adopts Stockholder Rights Plan

LEAWOOD, KANSAS—March 21, 2003—Euronet Worldwide, Inc. (Nasdaq: EEFT) announced that its Board of Directors approved the adoption of a Stockholder Rights Plan. The Rights Plan is intended to encourage any potential buyer of Euronet to communicate and negotiate directly with its Board of Directors rather than attempting a hostile takeover, thereby protecting the ability of the Board of Directors to provide fair treatment to all of Euronet’s stockholders. The Rights Plan will not prevent any acquisition proposal that Euronet’s Board of Directors believes is in the best interests of its stockholders.

Under the plan, all stockholders of record at the close of business on March 27, 2003 will receive rights to purchase shares of a new series of Preferred Stock. Each Right will entitle Euronet stockholders to buy one one-thousandth of a share of Series A Junior Preferred Stock at an initial exercise price of $57. In the event a person or entity acquires, or initiates a tender offer to acquire, at least 15 percent of Euronet’s then outstanding Common Stock, the Rights, other than Rights held by the acquirer, will become exercisable for Common Stock. The price of each share of Common Stock issued upon exercise of the Rights will be equal to one-half of the Common Stock’s then-current market price. This effectively entitles each holder to purchase a number of shares of Euronet Common Stock having a total market value equal to twice the exercise price. The Rights are redeemable under certain circumstances, at $0.01 per Right and will expire, unless earlier redeemed, on April 3, 2013.

The Rights will be distributed as a dividend on each outstanding share of Common Stock on April 4, 2003. The Rights will trade with the Common Stock, unless and until they are separated upon the occurrence of an acquisition of or tender offer for 15 percent or more of the Common Stock. Additional details regarding the Rights Plan will be outlined in a summary to be mailed to all stockholders following the record date.

Additionally, Euronet’s Board of Directors adopted an amendment to Euronet’s bylaws that requires advance notice of stockholder nominations for the election of directors and other stockholder proposals. Such notice will be required not less than 90 days prior to the first anniversary of the date of the prior year’s proxy statement. The establishment of advance notice procedures restricts the ability of stockholders to make nominations or to introduce other proposals in connection with an annual meeting without first giving the Board of Directors the opportunity to consider the qualifications of the nominees or the substance of any other proposal, and, to the extent it deems necessary, to inform stockholders about such nominees or proposals. Euronet’s Board of Directors also adopted an amendment to Euronet’s bylaws that provides that special meetings of stockholders may only be called by Euronet’s President or Secretary upon the written request of a majority of Euronet’s directors.

About Euronet Worldwide

Euronet Worldwide is an industry leader in providing secure electronic financial transaction solutions. The company offers outsourcing and consulting services, integrated EFT software, network gateways, and electronic top-up services to financial institutions, mobile operators and retailers. These solutions enable our clients’ customers to access personal finances and to perform secure payment transactions-any time, any place. Euronet operates the largest independent pan-European ATM network, and is a leading provider of electronic distribution service, or top-up services, for prepaid mobile airtime. The company has processing centers located in the U.S., Europe and Asia, and processes electronic top-up transactions at more than 50,000 points of sale across 13,000 retailers in Europe, Australia and the U.S. With corporate headquarters in Leawood, Kansas, USA, and European headquarters in Budapest and London, Euronet serves clients in more than 60 countries. Visit our web site at www.euronetworldwide.com.

Any statements contained in this news release, which concern the Company’s or management’s intentions, expectations, or are predictions of future performance, are forward-looking statements. Euronet’s actual results may vary materially from those anticipated in such forward-looking statements as a result of a number of factors, including: technological developments affecting the market for the Company’s products and services; foreign exchange fluctuations; and changes in laws and regulations affecting the Company’s business. These risks and other risks are described in the Company’s periodic filings with the Securities and Exchange Commission, including but not limited to Euronet’s Form 10-Q for the period ended September 30, 2002 and its Form 10-K for the year ended Dec. 31, 2001. Copies of these filings may be obtained by contacting the Company or the SEC.